Exhibit 10.1
EMPLOYMENT AGREEMENT

    This Employment Agreement (this “Agreement”), dated as of 6 December 2023 (the “Effective Date”), is entered into by and between COMPASS Pathways, Inc. (the “Company”), a Delaware corporation with a principal place of business at 44 West 37th Street, 7th Floor New York, NY 10018, and Teri Loxam, residing at 3 Rossiter Circle, New Hope, PA, 18938 (the “Employee” or “you”; collectively with the Company, the “Parties”; each of the Parties referred individually as “Party”).

    WHEREAS, the Company desires to employ the Employee in accordance with the terms and conditions set forth below; and

    WHEREAS, Employee desires to be employed upon the terms and conditions set forth in this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.    EMPLOYMENT.

(a)Start Date and Place of Work. Employee’s commencement of employment with the Company and the effectiveness of this Agreement are subject to and contingent upon the Company’s satisfactory and successful completion of its hiring practices, procedures, and protocols, including any due diligence procedures (e.g., reference/background checks, completion of required pre-hire documentation). Subject to the foregoing, Employee’s employment with the Company shall commence effective as of the later of March 1, 2024 or the first business day after the Company files its 10-K for the year ending December 31, 2023 (the “Start Date”). Employee’s normal place of work will be remote at home (provided, however, that if the Company opens an office within Pennsylvania, such office shall be your normal place of work) with frequent travel to London. Employee may, however, be required to travel throughout the United States and/or abroad in the performance of Employee’s duties, as the Company may reasonably determine from time to time. Notwithstanding the foregoing, Employee agrees not to spend more than sixty (60) days in the United Kingdom (UK) per tax year.

(b)Title. The Company hereby agrees to employ Employee, and Employee hereby accepts such employment as Chief Financial Officer of the Company, reporting to the Company’s Chief Executive Officer.

(c)At Will Relationship. Employee’s employment shall be considered “at will” in nature and, accordingly, either the Company or Employee may terminate this Agreement and Employee’s employment at any time and for any reason, with or without Cause and with or without Good Reason (hereinafter defined), subject to the prior notice obligations set forth in Section 3. Nothing in this Agreement shall be construed as, or shall interfere with, abridge, limit, modify, or amend the “at will” nature of Employee’s employment with Company as set forth herein.

Upon Employee’s separation from employment with the Company (for any reason), all compensation and benefits payable or provided to Employee shall, except as required by applicable law and as otherwise set forth in Section 3, terminate as of the effective date of Employee’s termination (the “Termination Date”) and Employee shall receive only her Annual Salary (as that term is defined below) that has been earned but unpaid as of the Termination Date, and any accrued, but unused vacation pay as required by applicable law and subject to any then-applicable Company policy with respect to payout of vacation time.

(d)Duties and Responsibilities. Employee shall perform all the duties (including but not limited to exercising all the powers) of the position of Chief Financial Officer (or such other position as Employee may hold from time to time). Employee shall also perform all additional and/or alternative duties (whether temporary or permanent) commensurate with Employee’s status as the Company may reasonably assign to or vest in Employee from time to time. Employee must: (i) devote Employee’s whole time and attention during working hours to the business and affairs of the Company; (ii) faithfully and diligently serve the Company to the best of Employee’s power, skill and ability; (iii) perform Employee’s duties in accordance with the highest standards; (iv) comply with all Company policies, practices, and procedures (as may be amended or otherwise modified from time to time by the Company); (v) comply with all laws, rules, regulations, and licensing requirements of, or that may be applicable to, Employee’s employment with the Company; and, (vi) comply with all lawful directions given to Employee (although Employee recognizes that the Company expects to be able to rely upon Employee to discharge all the duties of your position properly, without significant instruction); and give to the Company all such information as it may reasonably require in connection with the business of the Company. Employee must keep informed of all Company rules, policies, and procedures, and any such changes thereto. Breach of any Company rules, policies or procedures may result in disciplinary action, up to and including termination.

In the event that any term(s) of this Agreement conflicts with a term(s) of any employee handbook, policy, practice, or procedure adopted or maintained, at any time, by the Company, the term(s) of this Agreement shall control and supersede such conflicting term(s).

Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) continuing to serve as a member of the Board of Directors for Vaxcyte, Inc. and Cardiol Therapeutics, (ii) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (iii) engaging in charitable activities and community affairs, and (iv) managing Employee’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of Employee’s duties and responsibilities hereunder and shall not violate any of the restrictive covenants by which Employee is bound hereunder.

(e)No Conflicts. Employee represents and warrants that Employee is not bound by or subject to any written or oral agreement, pact, covenant, or understanding with any previous or concurrent employer, or any other party, that would limit, abridge, restrict, or interfere with, in any way, Employee’s ability to perform the duties and obligations hereunder. Employee further represents and warrants that the performance of Employee’s duties and obligations hereunder shall not violate any written or oral agreement, pact, covenant, or understanding by and between Employee and any previous or concurrent employer, or any other party. Employee further represents and warrants that Employee will not use any trade secret, or confidential or proprietary information, of any of Employee’s previous or concurrent employers, or that was obtained, learned, or procured during any period of employment prior to or concurrent with Employee’s employment with the Company, in connection with Employee’s employment with the Company or in the performance of Employee’s duties and obligations hereunder.

2.    COMPENSATION AND BENEFITS. Subject to the terms and conditions of Section 1(c) of this Agreement and Employee’s continued employment with the Company, and in consideration for the services to be provided hereunder by Employee, the Company hereby agrees to pay or otherwise provide Employee with the following compensation and benefits during Employee’s employment with the Company:

(a)Annual Salary. The Company shall pay you a base salary equal to $490,000.00 per year (as it may be adjusted from time to time, the “Annual Salary”), less applicable taxes, withholdings, and deductions, and any other deductions that may be authorized by you, from time to time, in accordance with applicable federal, state, and/or local law. The Annual Salary shall be payable in bi-weekly installments in one week arrears or otherwise in accordance with the Company’s standard payroll practices and procedures, as in effect from time to time. You acknowledge and understand that your position of employment with the Company is considered “exempt,” as that term is defined under the Fair Labor Standards Act and applicable state or local law. As an exempt employee, you are not eligible to receive overtime pay.

(b)Discretionary Bonus. Following the end of each fiscal year of the Company (which, unless otherwise stated by the Company in writing, is the calendar year), Employee may be eligible to receive a discretionary bonus payment, with a target bonus in a gross amount equal to 45% of Employee’s then-current Annual Salary. Notwithstanding such target, the timing and amount, if any, of any such bonus shall be determined in the sole discretion of the Company. Such bonus, if any, will be paid in the calendar year following the year in which the applicable services were performed, in accordance with the Company’s bonus payment practices in effect from time to time for similarly-situated employees of the Company, including tax withholdings. Except as otherwise provided in Section 3, in order to earn, accrue, and receive any such bonus, Employee must be actively employed by the Company in good standing, without having received from or tendered to

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the Company notice of an anticipated termination (for any reason), at the time that such bonus is to be paid to Employee. Payment of a bonus for any year will not give rise to an entitlement or expectation of a bonus for any other year.

(c)Benefit Plans. Employee shall be entitled to participate in any and all medical insurance, group health, disability insurance, life insurance, incentive, savings, retirement, and other benefit plans, if any, which are made generally available to similarly-situated employees of the Company (and subject to eligibility requirements, enrollment criteria, and other terms and conditions of such plans), and which the Company, in its sole discretion, may at any time amend, modify, or terminate, subject to the terms and conditions of such plans and applicable federal, state, or local law.

(d)Vacation and Sick Leave. Employee shall be entitled to vacation and sick leave in accordance with the Company’s respective vacation and sick leave policies, as in effect from time to time. In addition, employee shall be entitled to paid time off for other personal use in accordance with the Company’s policies.

(e)Expenses. All reasonable expenses necessarily and wholly incurred by you in the proper performance of your duties will be repaid to you upon production of an expenses form together with appropriate and sufficient documentation, as determined in the Company’s sole discretion, to substantiate the expenditure. To be eligible for repayment, expenses must be incurred in line with any applicable Company policy. The Company shall reimburse Employee up to $5,000 for the legal fees incurred by her in connection with the review and negotiation of this Agreement.

(f)Equity. Subject to both (i) the approval of the Board of Directors of Compass Pathways PLC (the “Issuer”), which will occur in January 2024, and (ii) the terms and conditions set forth in the Issuer’s 2020 Share Option and Incentive Plan (the “Plan”) and governing award agreement (the “Award Agreement”), Employee shall be granted on her Start Date initial equity awards (consisting of a combination of 60% options to purchase ordinary shares of the Company (“Options”) and 40% restricted share units (“RSUs”)) with an aggregate value of $1,800,000 but, notwithstanding the foregoing, in no event exceeding 600,000 shares in total, based on the closing price of the Company’s American Depositary Shares (“ADSs”) on the Nasdaq Global Select Mark on the date of grant (the “Closing Price”). Options will have an exercise price equal to the Closing Price. The Options will be eligible to vest over a four-year period, with twenty-five percent (25%) vesting on the twelve month anniversary of the date of grant and the remaining 75% vesting in 36 equal monthly installments thereafter (each, a “Vesting Date”), subject to Employee’s continued employment with the Company through the applicable Vesting Dates. The RSUs will be eligible to vest over a four-year period , with twenty-five percent (25%) vesting on each twelve month anniversary of the date of grant (each, a “Vesting Date”), subject to Employee’s continued employment with the Company through the applicable Vesting Dates.

3.     Termination. The Company and Employee agree that this Agreement, and Employee’s at-will employment with the Company, shall terminate upon the earliest to occur of the following events:

(a)mutual written agreement of the Company and Employee;

(b)termination of Employee’s employment by the Company with Cause. For purposes of this Agreement, the term “Cause” shall mean: (a) any act or omission of Employee that, in connection with her employment with the Company, amounts to or constitutes a breach of a fiduciary duty, gross negligence, willful misconduct, or material misconduct, or that amounts to or constitutes fraud, embezzlement, or misappropriation; (b) Employee’s breach of any term(s) of this Agreement; (c) Employee’s violation of any policy(ies) established, adopted, or maintained by the Company; (d) any act or omission of Employee that is demonstrably and materially injurious to the Company; (e) any act or omission of Employee that causes the Company to suffer or endure public disgrace, disrepute, or economic harm; (f) Employee’s misappropriation of corporate assets or corporate opportunities; (g) Employee’s conviction of a felony, a crime involving financial dishonesty towards the Company, or a crime involving moral turpitude; or (h) Employee’s failure to follow the reasonable directives of the Company or to perform the material responsibilities or duties of her position; provided, however, that, in the event that the applicable act, event, or occurrence constituting “Cause” may be or is capable of being cured by Employee, “Cause” shall not be deemed to exist with respect to such act, event, or occurrence unless (x) the Company has delivered to Employee a written notice (email to suffice) providing Employee with 30 calendar

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days to cure such act, event, or occurrence and (y) Employee has failed to cure such act, event, or occurrence within the 30-day cure period;

(c)termination of Employee’s employment by the Company, upon 90 calendar days’ prior written notice to Employee, without Cause (or payment in lieu thereof);

(d)termination of Employee’s employment by Employee with Good Reason, provided that Employee has first provided written notice of such reason to the Company no later than thirty (30) days after the event or occurrence constituting Good Reason first arises, with such notice affording the Company thirty (30) days, from the date of the Company’s receipt of such notice, to cure the deficiency, and further provided that, upon such cure by the Company, “Good Reason” shall not be deemed to exist for purposes of this Agreement. The term “Good Reason” shall mean the occurrence of any of the following events without the consent of Employee: (a) a material breach of this Agreement by the Company; (b) a material reduction in the Annual Salary or target Annual Bonus; or (c) a material reduction in Employee’s responsibility, authority, or duties relative to Employee’s responsibility, authority or duties in effect immediately prior to such reduction;

(e)termination of Employee’s employment by Employee, upon 90 calendar days’ prior written notice to the Company, without Good Reason (or payment in lieu thereof); or

(f)death or Disability of Employee. Employee shall be deemed to be “Disabled” if she is unable to perform the essential functions of her position, with or without a reasonable accommodation, for either 120 consecutive days, or 180 aggregate days in a twelve-month period, by reason of any physical or mental impairment.

The rights of the Company under clause (b) are without prejudice to any other rights that it might have at law to terminate the Employee’s employment or to accept any breach of this Agreement by the Employee as having brought the Agreement to an end. Any delay by the Company in exercising it rights to terminate shall not constitute a waiver thereof.

In the event of termination pursuant to section 3(c) or 3(d) hereunder, Employee shall be entitled to severance in the amount equal to (A) for any termination prior to a Change in Control, the sum of six months’ annual base salary and one half of the target Annual Bonus for the year in which termination occurs; and (B) for any termination on or after a Change in Control, the sum of twelve months’ annual base salary and a sum equivalent to the pro rata bonus Employee would have received for the financial year in which her employment was terminated had she not been terminated, but not including any pro rata bonus in respect of any part of Employee’s notice period which is not worked (i.e. payment in lieu). Severance under this section shall be paid to Employee in a lump sum within thirty (30) days of the termination of her employment.

“Control” means in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person: (a)by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or (b) as a result of any powers conferred by the articles of association or any other document regulating that or any other body corporate. A “Change of Control” occurs if a person who controls any body corporate ceases to do so or if another person acquires Control of it.

4.    RESTRICTIVE COVENANTS. The Parties agree that the Company is engaged in a highly competitive industry and would suffer irreparable harm and incur substantial damage if Employee were to enter into competition with the Company. Therefore, in order for the Company to protect its legitimate business interests, Employee covenants and agrees as follows:

(a)Employee shall not, at any time during her employment with the Company and for a period of one (1) year thereafter, anywhere in the United States (to that end, the Parties acknowledge and agree that, given Employee’s senior role in the organization, this georgraphic area is necessary, reasonable, and appropriate), either directly or indirectly: (i) accept employment with or render services to (whether as an agent, servant, owner, partner, consultant, employee, independent contractor, representative, director, officer, or stockholder) any person or entity that is a business competitor of the Company in the area of psychedelics and/or psychedelic-based mental health treatments, therapeutics used in interventional psychiatry practices, and/or digital mental health, or has at any time during Employee’s employment with the Company engaged or attempted to engage in business competition with the Company in those areas, in a position, capacity, or function that is similar, in title or substance, whether in whole or in part, to any position, capacity, or function that Employee held with or in which Employee served the Company during the last

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two years of his employment with the Company; or (ii) invest in any person or entity that is a business competitor of the Company, or has at any time during the last two years of Employee’s employment with the Company engaged or attempted to engage in business competition with the Company, except that Employee may own up to one percent (1%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended;

(b)Employee shall not, at any time during her employment with the Company and for a period of one (1) year thereafter, for any reason, on her own behalf or on behalf of any other person or entity, by or through any means including but not limited to social media: (i) solicit, invite, induce, cause, or encourage to alter or terminate his, her, or its business relationship with the Company, any client, customer, strategic partner, patient, physician, physician referral source, supplier, vendor, licensee, licensor, or other person or entity that, at any time during Employee’s employment with the Company, had a business relationship with the Company, or any person or entity whose business the Company was soliciting or attempting to solicit at the time of Employee’s termination, (a) for whom Employee performed services or with whom Employee had contact during her employment with the Company, or whose business Employee was soliciting or attempting to solicit at the time of Employee’s termination, and (b) with whom Employee did not have a business relationship prior to her employment with the Company; (ii) solicit, entice, attempt to solicit or entice, or accept business from any such client, customer, strategic partner, patient, physician, physician referral source, supplier, vendor, licensee, licensor, person, or entity; or (iii) interfere or attempt to interfere with any aspect of the business relationship between the Company and any such client, customer, strategic partner, patient, physician, physician referral source, supplier, vendor, licensee, licensor, person, or entity; and

Employee shall not, at any time during her employment with the Company and for a period of one (1) year thereafter, either directly or indirectly, on her own behalf or on behalf of any other person or entity, by or through any means including but not limited to social media: (i) solicit, invite, induce, cause, or encourage any director, officer, employee, agent, representative, consultant, or contractor of the Company to alter or terminate his, her, or its employment, relationship, or affiliation with the Company; (ii) interfere or attempt to interfere with any aspect of the relationship between the Company and any such director, officer, employee, agent, representative, consultant, or contractor; or (iii) engage, hire, or employ, or cause to be engaged, hired, or employed, in any capacity whatsoever, any such director, officer, employee, agent, representative, consultant, or contractor.

Employee represents, warrants, agrees, and understands that: (i) the covenants and agreements set forth in this Section 4 of the Agreement are reasonable in their geographic scope, temporal duration, and the type and scope of activities they restrict; (ii) the Company’s agreement to employ Employee, and a portion of the compensation to be paid to Employee by the Company pursuant to this Agreement, are mutually agreed upon consideration for such covenants and Employee’s continued compliance therewith, and constitute adequate and sufficient consideration for such covenants; (iii) the covenants and agreements set forth in this Section 4 of the Agreement are essential for the Company’s reasonable protection, are designed to protect the Company’s legitimate business interests, and are necessary and implemented for legitimate business reasons; (iv) in entering into this Agreement, the Company has relied upon Employee’s representation that she will comply in full with the covenants and agreements set forth in this Section 4 of the Agreement; and (v) the post-employment restrictions set forth in this Section 4 are entered into at the commencement of the Parties’ employment relationship.

If Employee breaches Section 4(a), 4(b), or 4(c) above, then the period during which that section remains in effect shall be extended by the length of time during which such breach continues.

5.    CONFIDENTIALITY.

(a)Confidential Information. Employee acknowledges that during her employment with the Company, and by the nature of Employee’s duties and obligations hereunder, Employee will come into close contact with confidential information of the Company and its subsidiaries, affiliates, and/or other related entities, as applicable, including but not limited to: trade secrets, know-how, Intellectual Property (as that term is defined below), business plans, client/customer lists, pricing, sales and marketing information, products, research, algorithms, market intelligence, services, technologies, concepts, methods, sources, methods of doing business, patterns, processes, compounds, formulae, programs, devices, tools, compilations of information, development,

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manufacturing, purchasing, engineering, computer programs (whether in source code or object code), theories, techniques, procedures, strategies, systems, designs, works of art, the identity of and any information concerning affiliates or customers, or potential customers, information received from others that the Company is obligated to treat as confidential or proprietary, and any other technical, operating, non-public financial, and other business information that has commercial value, whether relating to the Company, its business, potential business, or operations, or the business of any of the Company’s affiliates, subsidiaries, related entities, clients, customers, suppliers, vendors, licensees, or licensors, that Employee may develop or of which Employee may acquire knowledge during her employment with the Company, or from her colleagues while working for the Company, whether prior to, during, or subsequent to her execution of this Agreement, and all other business affairs, methods, and information not readily available to the public (collectively, “Confidential Information”). Confidential Information does not include: (i) information that was lawfully in Employee’s possession prior to her employment with the Company (other than through breach by a third party of any confidentiality obligation to the Company); (ii) information that is or becomes publicly available without any direct or indirect act or omission on Employee’s part; or (iii) information that is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; provided, however, that, except as set forth in and subject to Section 4(b) of this Agreement, Employee shall first have given reasonable notice to the Company prior to making such disclosure.

Employee acknowledges and agrees that each and every part of the Company’s Confidential Information: (a) has been developed by the Company at significant effort and expense; (b) is sufficiently secret to derive economic value from not being generally known to other parties; (c) is proprietary to and a trade secret of the Company and, as such, is a valuable, special, and unique asset of the Company; and (d) constitutes a protectable business interest of the Company. Employee further acknowledges and agrees that any unauthorized use or disclosure of any Confidential Information by Employee will cause irreparable harm and loss to the Company. Employee acknowledges and agrees that the Company owns the Confidential Information. Employee agrees not to dispute, contest, or deny any such ownership rights either during or after Employee’s employment with the Company.

In recognition of the foregoing, and except as set forth in and subject to Section 4(b) of this Agreement, Employee covenants and agrees as follows:

i.Employee will use Confidential Information only in the performance of her duties and obligations hereunder for the Company. Employee will not use Confidential Information, directly or indirectly, at any time during or after her employment with the Company, for her personal benefit, for the benefit of any other person or entity, or in any manner adverse to the interests of the Company. Further, Employee will keep secret all Confidential Information and will not make use of, divulge, or otherwise disclose Confidential Information, directly or indirectly, to anyone outside of the Company, except with the Company’s prior written consent;

ii.Employee will take all necessary and reasonable steps to protect Confidential Information from being disclosed to anyone within the Company who does not have a need to know the information and to anyone outside of the Company, except with the Company’s prior written consent; and

iii.Employee shall not at any time remove, copy, download, or transmit any information from the Company during the term of this Agreement, except for the benefit of the Company and in accordance with this Agreement and the Company’s policies.

(b)Duration of Covenant. Employee acknowledges and agrees that her obligations under this Section 5 of the Agreement shall remain in effect forever, unless those obligations relate to Confdiential Information that is not a trade secret, in which case Employee’s obligations expire five (5) years after the conclusion of Employee’s employment with the Company or the Company’s sucessors, assigns, or affiliates.

Notwithstanding the foregoing, nothing in this Agreement shall be construed as, or shall interfere with, abridge, limit, restrain, or restrict Employee’s (or her attorney’s) right (to the extent applicable), without prior authorization from or notification to the Company: (i) to communicate with any federal, state, or local government agency charged with the enforcement and/or

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investigation of claims of discrimination, harassment, retaliation, improper wage payments, or any other unlawful employment practices under federal, state, or local law, or to file a charge, claim, or complaint with, or participate in or cooperate with any investigation or proceeding conducted by, any such agency; (ii) to report possible violations of federal, state, or local law or regulation to any government agency or entity, including but not limited, to the extent applicable, to the U.S. Department of Labor, the Department of Justice, the Securities and Exchange Commission (the “SEC”), the Congress, and/or any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; or (iii) to communicate directly with, respond to any inquiry from, or provide testimony before, to the extent applicable, the SEC, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal, state, or local regulatory authority, regarding this Agreement or its underlying facts or circumstances.

In addition, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, in the event that Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to her attorney and use the trade secret information in the court proceeding, if Employee: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

To the extent that this Agreement conflicts with the federal Speak Out Act (Public Law No: 117-224), said act shall control and supersede the conflicting portion of this Agreement.

6.    INJUNCTIVE RELIEF. Employee agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by Employee of the covenants and agreements set forth in Sections 3 and 4 of this Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, and notwithstanding any other provision of this Agreement, Employee agrees that if Employee breaches, or the Company reasonably believes that Employee is likely to breach, Sections 4 or 5 of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company. Any award or relief to the Company may, in the discretion of the court, include the Company’s costs and expenses of enforcement (including reasonable attorneys’ fees, court costs, and expenses). Nothing contained in this Section 6 of the Agreement or in any other provision of the Agreement shall restrict or limit in any manner the Company’s right to seek and obtain any form of relief, legal or equitable, and shall not waive the Company’s right to any other relief related to any dispute arising out of this Agreement or related to Employee’s employment with the Company.
6.    WORKS FOR HIRE. As it is used in this Section 7 of the Agreement, the term “Intellectual Property” means all discoveries, procedures, designs, creations, developments, improvements, methods, techniques, practices, methodologies, data models, databases, scripts, know-how, processes, algorithms, application program interfaces, software programs, software source documents and training manuals, codes, formulae, works of authorship, mask-works, reports, memoranda, ideas, inventions, customer lists, business and/or financial information, and contributions of any kind, whether or not they are patentable, registrable, or protectable under federal or state patent, copyright, or trade secret laws, or similar statutes, or protectable under common-law principles, and regardless of their form or state of development, that are made, conceived, generated, or reduced to practice by Employee, in whole or in part, either alone or jointly with others, or while Employee was serving as an officer, director, employee, or consultant of, or in any other capacity with, the Company. Notwithstanding anything else in this Agreement, and as it used in this Section 6, the term “Intellectual Property” excludes any software program, application program interface, equipment, supplies, resources, facilities, data, products, information, materials, or trade secrets used by the Company, and which was developed entirely on Employee’s own time, unless said Intellectual Property: (i) relates to the Company’s business or potential business; or (ii) results from tasks assigned to Employee by the Company or from work performed by Employee for the Company.
All Intellectual Property is exclusively the property of the Company. Employee will promptly disclose in writing, in full detail to persons authorized by the Company, all Intellectual Property which Employee conceives, creates, makes, or develops during her employment with the Company, which relate either to Employee’s work assignment with the Company, or the trade secrets, confidential or proprietary information, business, or potential business of the Company, for the purpose of determining the Company’s rights in such Intellectual Property. Employee agrees she will not file any patent application, or other application seeking

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intellectual property rights relating to any such Intellectual Property without the prior written consent of the Company’s General Counsel or her designee. If Employee does not prove that Employee conceived or made the Intellectual Property entirely after leaving the Company’s employment, the Intellectual Property is presumed to have been conceived or made during the period of time Employee was employed by the Company, and Employee agrees to assign said Intellectual Property to the Company.
All Intellectual Property will belong solely to the Company from conception. The Company shall be the sole owner of all issued patents, pending patent applications, before any relevant authority worldwide (including any additions, continuations, continuation-in-part, divisional, reissue, reexaminations, renewals or extensions based thereon), copyrights and other works of authorship, domain names, trade secrets, trademarks, service marks, and all other intellectual property or other rights (collectively, the “Proprietary Rights”) in connection with all Intellectual Property in the United States and/or in any other country. Employee further acknowledges and agrees that such Intellectual Property and other works of authorship shall be deemed “works made for hire” as defined in the U.S. Copyright Law, 17 U.S.C. § 101 et seq. (as amended), and were prepared by Employee within the scope of her employment with the Company, for purposes of the Company’s rights under copyright laws, and are owned by the Company. To the extent that title to any Intellectual Property or any materials comprising or including any Intellectual Property, e.g., derivative work, including all Proprietary Rights embodied therein, does not, by operation of law, vest in the Company, or is not considered “works made for hire,” Employee hereby irrevocably assigns to the Company all of her rights, title and interest to that Intellectual Property, including all Proprietary Rights embodied therein, free of all encumbrances and restrictions. At any time during or after Employee’s employment with the Company that the Company requests, Employee will cooperate, and take any action, including signing whatever written documents of assignment the Company deems reasonably necessary, to formally evidence Employee’s irrevocable assignment to the Company of any Intellectual Property and all related Proprietary Rights, and, upon the Company’s request, she shall deliver to the Company any documents which the Company deems necessary to effect the transfer or prosecution of rights for all Intellectual Property and Proprietary Rights in the United States and/or in any other country. At all times during and after Employee’s employment with the Company, Employee will cooperate and assist the Company in obtaining, maintaining and renewing patent, copyright, trademark and other appropriate protection for any Intellectual Property, in the United States and in any other country, at the Company’s expense. In the event that the Company is unable, after reasonable effort, to secure Employee’s signature on any document or documents needed to apply for or prosecute any patent, copyright, domain name, trademark, or other right or protection relating to Intellectual Property, for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as her agent and attorney-in-fact, to act for and on Employee’s behalf to execute and file any such application or applications, and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, domain names, trademarks, or similar protections thereon with the same legal force and effect as if executed by Employee. With respect to Intellectual Property owned by the Company, Employee hereby waives all rights of publicity, moral rights or droit morale, and agrees not to enforce or permit others to enforce such rights against the Company or its successors in interest.
On Schedule A, which is an integral part of this Agreement, Employee has completely identified (without disclosing any trade secret, proprietary or other confidential information) Intellectual Property she conceived or made before her employment with the Company in which Employee has an ownership interest and which is not the subject matter of an issued patent or a printed publication at the time Employee signs this Agreement. If Employee becomes aware of any projected or actual use of any such Intellectual Property by the Company, Employee will promptly notify the Company in writing of said use. Except as to the Intellectual Property listed on Schedule A or those which are the subject matter of an issued patent or a printed publication at the time Employee signs this Agreement, Employee will not assert any rights against the Company with respect to any Intellectual Property made before her employment with the Company.

In addition, Employee hereby grants to the Company a license to use, without further compensation or approval from Employee, Employee’s name, image, portrait, voice, likeness, and all other rights of publicity, or any derivative or modification thereto that the Company may create, in any and all mediums, now known or hereafter developed, provided that such use is in relation to the Company’s business and consistent with professional business standards, and does not disparage Employee; provided, however, that if written notice is provided to the Company by Employee following termination of Employee’s employment (for any reason) requesting that the Company cease using Employee’s likeness, the Company shall have 30 calendar days to cease using Employee’s likeness in the manner set forth in the notice.

8.    DATA PROTECTION AND PRIVACY. Employee acknowledges and agrees as follows:

(a)You consent to the Company processing your personal data, both electronically and manually, and including disclosing such data to third parties, for the purposes of: (i)    the Company's and any of its

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parent companies, subsidiaries, affiliaites, and/or related entities’ (collectively, the “Group Company”) administration and management of its or their employees and business; and (ii) compliance with any applicable procedures, laws and regulations.

(b)You acknowledge that where the Company operates in an overseas territory, such third parties may include any regulators relevant to the Company's business in such territories.

(c)You also consent to the transfer and processing (both electronically and manually) by the Company and any Group Company of any such data outside the European Economic Area (and in particular, but without limitation, to and in the United States and any other country in which the Company and any Group Company operates).

(d)You will comply with the Company's policies relating to the use of information technology equipment provided to you, including computers and mobile devices.

9.    RETURN OF COMPANY PROPERTY. Upon separation from employment with the Company, on Company’s earlier request during Employee’s employment, or at any time subsequent to Employee’s employment upon demand from the Company, Employee will immediately deliver to the Company, and will not keep in Employee’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information (as defined herein), all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), all electronically stored information and passwords to access such property, Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items. Upon request of the Company, Employee will provide written certification of Employee’s compliance with the obligations under this Section 9.

10.    NOTICES. Any notice to be given under this Agreement shall be in writing. Notice to you shall be sufficiently served by being delivered personally to you, or by being sent by first class post, or by e-mail addressed to you at your usual or last known place of residence or e-mail address. Notice to the Company shall be sufficiently served by being delivered to the Company Secretary, or by being sent by first class post to the registered office of the Company. Any notice which is sent by post is deemed to be served on the third day following that on which it was posted and if sent by e-mail when a complete and legible copy of the notice has been received.

11.    LEGAL REPRESENTATION. Employee acknowledges that she was advised to consult with, and has had ample opportunity to receive the advice of, independent legal counsel before executing this Agreement – and the Company hereby advises Employee to do so – and that Employee has fully exercised that opportunity to the extent she desired. Employee acknowledges that she had ample opportunity to consider this Agreement and to receive an explanation from such legal counsel of the legal nature, effect, ramifications, and consequences of this Agreement. Employee warrants that she has carefully read this Agreement, that she understands completely its contents, that she understands the significance, nature, effect, and consequences of signing it, and that she has agreed to and signed this Agreement knowingly and voluntarily of her own free will, act, and deed, and for full and sufficient consideration.

12.    ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with all exhibits and schedules annexed hereto, constitutes the entire agreement between the Parties relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same. In entering into and performing under this Agreement, neither the Company nor Employee has relied upon any promises, representations, or statements except as expressly set forth herein. The Parties acknowledge and agree that this Agreement supersedes and replaces any prior offer letters, employment agreements or contracts. No modification, alteration, amendment, revision of, or supplement to this Agreement shall be valid or effective unless the same is memorialized in a writing signed by both by Employee and a duly-authorized representative or agent of the Company. Neither e-mail correspondence, text messages, nor any other electronic communications constitutes a writing for purposes of this Section 12 of the Agreement.

13.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to the conflict of laws provisions thereof). Each party to this Agreement irrevocably agrees that any and all suits, actions or proceedings relating to this Agreement (collectively, “Actions” and, individually, an “Action”) may be maintained exclusively in any federal or state court located in Pennsylvania (the “Chosen Courts”) and that the Chosen Courts shall have jurisdiction to hear and determine or settle any such Action and that any such Actions may be brought in the Chosen Courts. Each party irrevocably waives any objection that it may have now or hereafter to the laying of

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the venue of any Actions in the Chosen Courts and any claim that any Actions have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction. THE PARTIES FURTHER AGREE, TO THE FULLEST EXTENT PERMITTED BY LAW, TO WAIVE ANY AND ALL RIGHTS IN ANY ACTION TO A TRIAL BY JURY.

14.    ASSIGNMENT. This Agreement shall not be assignable by Employee, but shall be binding upon Employee and upon her heirs, administrators, representatives, executors, and successors. This Agreement shall be freely assignable by the Company without restriction and, without limitation of the foregoing, shall be deemed automatically assigned by the Company with Employee’s consent in the event of any sale, merger, share exchange, consolidation, or other business reorganization. This Agreement shall inure to the benefit of the Company and its successors and assigns.

15.    SEVERABILITY. If one or more of the provisions of this Agreement is deemed void by law, then the remaining provisions shall continue with full force and effect and, if legally permitted, such offending provision or provisions shall be replaced with an enforceable provision or enforceable provisions that as nearly as possible effects the Parties’ intent. Without limiting the generality of the foregoing, the Parties hereby expressly state their intent that, to the extent any provision of this Agreement is deemed unenforceable due to the scope, whether geographic, temporal, or otherwise, being deemed excessive, unreasonable, and/or overbroad, the court, person, or entity rendering such opinion regarding the scope shall modify such provision(s), or shall direct or permit the Parties to modify such provision(s), to the minimum extent necessary to cause such provision(s) to be enforceable.

16.    SURVIVAL. Upon the termination or expiration of this Agreement, Sections 4-20 shall survive such termination or expiration, and shall continue, with full force and effect, in accordance with their respective terms and conditions.

17.    COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (“SECTION 409A”). Notwithstanding anything in this Agreement to the contrary, the Company intends that income paid to Employee pursuant to this Agreement will be exempt from or comply with the requirements of Section 409A, such that the amounts will not be subject to taxation under Section 409A, and the provisions of this Agreement shall be interpreted and construed accordingly. However, the Company does not guarantee, and Employee hereby acknowledges and agrees, that the Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement. No amount payable to Employee pursuant to this Agreement on account of Employee’s termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of Section 409A and the regulations promulgated thereunder shall be paid unless and until Employee has incurred a “separation from service” as defined in Section 409A. In the event that Employee is a “specified employee” as defined in Section 409A as of her termination, any payment due to Employee that is payable upon termination will be delayed for a period of six (6) months to the extent required to avoid the imposition of income taxes on Employee under Section 409A, and any delayed payments instead will be paid in a lump sum on the date that is seven (7) months following termination.

18.    WAIVER. No delay or omission by the Company or the Employee in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or Employee on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

19.    TAXES. The Parties acknowledge and agree that the Company may withhold from any amounts payable under this Agreement such federal, state, local, and foreign taxes and withholdings as may be required to be withheld pursuant to any applicable law, rule, or regulation.

20.    SECTION HEADINGS. The headings or captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. Any reference to any gender in this Agreement shall include, where appropriate, any other gender.

21.    COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

EMPLOYEE:	COMPASS PATHWAYS, INC.:
/s/ Teri Loxam Teri Loxam	By: /s/ Anne Benedict Anne Benedict Chief People Officer

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SCHEDULE A

INTELLECTUAL PROPERTY EMPLOYEE MADE PRIOR TO THE COMMENCEMENT OF HIS EMPLOYMENT WITH THE COMPANY, IN WHICH HE HAS AN OWNERSHIP INTEREST, WHICH ARE NOT THE SUBJECT MATTER OF ISSUED PATENTS OR PRINTED PUBLICATIONS:
    (If there are none, please enter the word “NONE”)

NOTE: Please describe each such Intellectual Property without disclosing trade secrets, proprietary or confidential information.
_NONE_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
[Attach additional sheets if more space is needed.]

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